LIMITED POWER OF ATTORNEY

Know all men by these presents that Peter
J. Powers does hereby make, constitute and appoint each of Charles J. Payne and Charles L. Terribile as true and lawful attorneys-in-fact of the undersigned with full powers of substitution and revocation, for and in the name, place and stead of the undersigned in the undersigneds individual capacity to execute and deliver such forms as may be required to be filed from time to time with the Securities and Exchange commission with respect to: (i) Sections 13(d) and 16(a) of the Securities Exchange Act of 1934, as amended (the Act), including without limitation, Schedule 13D, Schedule 13G, statements on Form 3, Form 4 and Form 5 and (ii) in connection with any applications for EDGAR access codes, including without limitation the Form ID.

/s/ Peter J. Powers
__________________________

Name:
Peter J. Powers

Date:  July 7, 2005